EXHIBIT 5.1
[Nishimura & Asahi Letterhead]
December 28, 2009
Nippon Oil Corporation
3-12, Nishi Shimbashi 1-Chome
Minato-ku, Tokyo 105-8412
Japan
Re: Registration Statement on Form F-4 of
Nippon Oil Corporation and Nippon Mining Holdings, Inc.
Ladies and Gentlemen:
     We have acted as legal advisers to Nippon Oil Corporation (the “Company”), a joint stock corporation incorporated under the Companies Act of Japan, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) jointly filed by the Company and Nippon Mining Holdings, Inc. (“Nippon Mining”) with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the registration of common shares of JX Holdings, Inc. (“JX Holdings”) (such common shares referred to herein as the “Shares”). The Shares will be issued by JX Holdings to United States record holders of common shares of each of the Company and Nippon Mining in the establishment of JX Holdings as a result of the joint share transfer between the Company and Nippon Mining (the “Joint Share Transfer”) as set forth in the Registration Statement.
     In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	certified copies of commercial register, the Articles of Incorporation, the Regulations of the Board of Directors and the Share Handling Regulations of the Company and Nippon Mining;

(b)	a certified copy of the minutes of the meeting of the Board of Directors of Nippon Mining held on October 30, 2009;

(c)	the forms of convocation notices of each of the general meetings of shareholders of the Company and Nippon Mining, each scheduled to be held on January 27, 2010 (each of which includes the terms and conditions of the Joint Share Transfer), and attachments thereto;

(d)	a copy of the Business Integration Agreement (the “Business Integration Agreement”) dated October 30, 2009 between the Company and Nippon Mining, relating to the business integration of the Company and Nippon Mining;

(e)	a copy of the Joint Share Transfer Plan (the “Joint Share Transfer Agreement”) dated October 30, 2009 between the Company and Nippon Mining, relating to the business integration of the Company and Nippon Mining;

(f)	a copy of the Registration Statement and all exhibits thereto;

(g)	A certificate of the Company dated December 28, 2009 executed by Shinji Nishio, Representative Director, President of the Company; and

(h)	A certificate of Nippon Mining dated December 28, 2009 executed by Mitsunori Takahagi, President and Chief Executive Officer of Nippon Mining.
     We have also examined such other certificates and corporate and other records of the Company and Nippon Mining, and such other documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinions hereinafter set forth. We have relied, as to certain factual matters, upon the documents referred to in item (a) through (h) above, and other certificates of officers or other authorized persons of the Company and Nippon Mining or public officials as we have deemed appropriate as a basis for the opinion expressed herein.
     Having examined the above documents and having regard to the relevant laws of Japan to the extent that they are applicable, and subject to the further assumptions and qualifications set forth below, we are of the opinion that:
     (1) When the Shares have been duly issued pursuant to the terms and conditions of the Joint Share Transfer so approved, the Shares will be validly issued, fully paid and non-assessable; and
     (2) The statements set forth in the Registration Statement under the caption “Taxation—Japanese Tax Consequences” are our opinion as to the principal Japanese tax consequences of the Joint Share Transfer and the ownership and disposition of JX Holdings shares to non-resident individuals of Japan or non-Japanese corporations without a permanent establishment in Japan which hold Nippon Oil or Nippon Mining shares under currently applicable law.
     The foregoing opinion is subject to the assumptions and qualifications set forth below.
     (i) Each of the terms and conditions of the Joint Share Transfer is approved at each of the extraordinary general meetings of shareholders of the Company and Nippon Mining, both scheduled to be held on January 27, 2010.
     (ii) All necessary governmental authorization, permits, consents and approvals are acquired or completed.
     (iii) The registration of the incorporation of JX Holdings in the commercial register scheduled to be made on or around April 1, 2010 is made.
     (iv) The Company and Nippon Mining comply with all document retention, shareholder notice and other procedural requirements imposed by the Companies Act, the Financial Instruments and Exchange Act, and the Law Concerning Book-Entry Transfer of Corporate Bonds, Shares, etc. of Japan in connection with the Joint Share Transfer.
     (v) All signatures or seal impressions on any documents we reviewed are true and genuine.
     (vi) All documents submitted to us as originals are authentic and complete.
     (vii) All documents submitted to us as copies are complete and conform to the originals thereof that are authentic and complete.
     (viii) All documents submitted to us as forms are executed in such forms.
     (ix) All natural person-signatories who have executed or delivered the Business Integration Agreement, the Joint Share Transfer Agreement and all other documents related thereto on behalf of the relevant parties thereto have and had at the relevant times sufficient legal capacity to take such actions.

     (x) Each party (other than the Company) to each of the Business Integration Agreement, the Joint Share Transfer Agreement and all other documents related thereto is an entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has full and complete power and authority (corporate or otherwise) to execute and deliver, and to perform its obligations under, such document.
     (xi) Each of the Business Integration Agreement, the Joint Share Transfer Agreement and all other documents related thereto has been duly authorized by all the parties thereto (other than the Company), which matters we have not independently verified.
     (xii) Each of the Business Integration Agreement, the Joint Share Transfer Agreement and all other documents related thereto has been duly executed and delivered by all the parties thereto, which matters we have not independently verified.
     (xiii) Nothing in the applicable law of any jurisdiction other than Japan would conflict with, or preclude the performance, legality, effectiveness or enforcement of, any of the Joint Share Transfer, the Business Integration Agreement, the Joint Share Transfer Agreement and all other documents related thereto.
     (xiv) The Business Integration Agreement, the Joint Share Transfer Agreement and all other documents related thereto are legal, valid and binding on the parties thereto and enforceable in accordance with their respective terms under their respective governing laws (other than Japanese law), or not otherwise contrary to public policy or any mandatory provisions of applicable laws of any jurisdiction other than Japan, as presently or hereafter in force or given effect.
     Furthermore, our opinion stated herein is subject to the following assumptions and qualifications:
     a. This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters or documents not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties (other than those expressly provided herein), or other information contained in the documents referred to in (a) through (h) above or in any other document examined in connection with this opinion except as expressly provided herein;
     b. We are members of the bar of Japan and our opinion is limited solely to the laws of Japan effective as of the date hereof;
     c. We neither express nor imply any view or opinion with regard to the requirements of any state or country other than Japan;
     d. We express no opinion as to the availability of specific performance, injunctive relief or any other similar remedy;
     e. The opinion expressed above is subject to applicable bankruptcy, civil rehabilitation, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the rights of creditors generally;
     f. The opinion expressed above is subject to any applicable statutes of limitation, appropriate court procedures, the public order or policy, good morals doctrine, the good faith and fair dealing doctrine and the abuse of rights doctrine;

     g. The opinion expressed above does not cover any matters related to tax laws, treaties, regulations or guidelines (except where we have affirmatively opined on such matters in the opinion above);
     h. Japanese courts may not give full effect to an indemnity for attorneys’ fees or other legal costs; and
     i. In this opinion, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concept described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us in the Registration Statement insofar as they relate to the provisions of Japanese taxation law herein described. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Takashi Ejiri Takashi Ejiri for Nishimura & Asahi

4